Exhibit 99.1

EXHIBIT 4
SCHEDULE OF TRANSACTIONS EFFECTED DURING THE LAST 60 DAYS
Party Effecting Transaction	Transaction	Date	Quantity	Average Price
Hudson Executive Capital LP	Sell	10/5/2018	200,000	$32.86
Hudson Executive Capital LP	Sell	10/8/2018	5,000	$32.38